Exhibit 99.1

GRANT THORNTON LLP 2501 E. ENTERPRISE AVE., SUITE 300 APPLETON, WI 54913 D 920 968 6700 F 920 968 6719 S linkd.in/grantthorntonus twitter.com/grantthorntonus GT.COM

March 31, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re:    A. H. Belo Corporation

File No. 1-33741

Dear Sir or Madam:

We have read Item 7.01 of Form 8-K of A. H. Belo Corporation dated March 16, 2020, and agree with the statements concerning our Firm contained therein. As noted in the aforementioned Form 8-K, the Company’s financial reporting staff have been working remotely since on or about March 10, 2020, which has impacted their ability to be prepared for ongoing audit procedures.

Due to the unprecedented nature of the current environment our work was accordingly impacted. In response to directives from global and federal healthcare authorities regarding "social distancing" as a method to reduce the spread of this disease, we have put into place policies designed to comply with this objective, including work-from-home requirements for all of the firm’s employees. As our clients complete audit preparations, including preparation of their financial statements, we are able to work remotely to deploy audit testing using technology, including using communication platforms that allow us the continuous ability to reach our client’s personnel.

Very truly yours,

/s/ Grant Thornton LLP

GRANT THORNTON LLP

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